As filed with the Securities and Exchange Commission on May 6, 2015.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TALLGRASS ENERGY GP, LP

(Exact name of Registrant as specified in its charter)

Delaware	4922	47-3159268
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

(913) 928-6060

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

George E. Rider

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

(913) 928-6060

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mollie H. Duckworth Joshua Davidson Baker Botts L.L.P. 98 San Jacinto Blvd., Suite 1500 Austin, Texas 78701 Telephone: (512) 322-2500	Sarah K. Morgan David Palmer Oelman Vinson & Elkins L.L.P. First City Tower 1001 Fannin, Suite 2500 Houston, Texas 77002-6760 Telephone: (713) 758-2222

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒    333-202258

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(3)	Amount of Registration Fee(4)
Class A shares	7,117,350	$29.00	$206,403,150	$23,985

(1)	Represents only the additional number of Class A shares being registered and includes 928,350 additional Class A shares issuable upon the exercise of the underwriters’ option to purchase additional shares. Does not include the securities that the registrant previously registered on the registration statement on Form S-1, as amended (File No. 333- 202258).
(2)	Based upon the public offering price.
(3)	In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of no more than 20% of the maximum aggregate offering price of the securities eligible to be sold under the registration statement on Form S-1, as amended (File No. 333- 202258) is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares. The registrant previously registered 40,607,650 Class A shares with a proposed maximum aggregate offering price of $1,096,406,550 on a registration statement on Form S-1, as amended (File No. 333-202258), which was declared effective by the Securities and Exchange Commission on May 6, 2015.
(4)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act, based on the proposed maximum aggregate offering price.

The registration statement shall become effective upon filing with the Commission in accordance with Rule 462 (b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Tallgrass Energy GP, LP (“Registrant”) is filing this registration statement with the Securities and Exchange Commission (“Commission”). This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1, as amended (File No. 333-202258) (“Amended Registration Statement”), and which the Commission declared effective on May 6, 2015.

The Registrant is filing this registration statement for the sole purpose of increasing the aggregate number of shares of Class A shares offered by the Registrant by 7,117,350 shares. The additional securities that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Amended Registration Statement. The information set forth in the Amended Registration Statement and all exhibits to the Amended Registration Statement are hereby incorporated by reference in this filing.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

The Registrant hereby (i) undertakes to pay the Commission the filing fee set forth on the cover page of this Rule 462(b) Registration Statement by a wire transfer of such amount as soon as practicable (but no later than the close of business on May 7, 2015) and (ii) certifies that it has sufficient funds in the relevant account to cover the amount of such filing fee.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leawood, State of Kansas, on May 6, 2015.

Tallgrass Energy GP, LP

By:	TEGP Management, LLC,
its general partner

By:	/s/ George E. Rider
George E. Rider
Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and the dates indicated.

Name	Title	Date

* David G. Dehaemers, Jr.	Director, President and Chief Executive Officer (Principal Executive Officer)	May 6, 2015

* Gary J. Brauchle	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 6, 2015

* Gary D. Watkins	Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 6, 2015

* Frank J. Loverro	Director	May 6, 2015

* Stanley de J. Osborne	Director	May 6, 2015

* Jeffrey A. Ball	Director	May 6, 2015

* John T. Raymond	Director	May 6, 2015

* William R. Moler	Director	May 6, 2015

By:	/s/ George E. Rider George E. Rider Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

5.1†	Opinion of Baker Botts L.L.P (incorporated by reference to Exhibit 5.1 filed with Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333- 202258) filed with the Commission on April 27, 2015).

8.1	Opinion of Baker Botts L.L.P.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2†	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

23.3	Consent of Baker Botts L.L.P. (included in Exhibit 8.1).

24.1†	Power of Attorney (included on the signature page to the original filing of the Registrant’s Registration Statement on Form S-1 (File No. 333- 202258) filed with the Commission on February 24, 2015).

†	Previously filed.